March 13, 2007

Sumner M. Redstone

c/o CBS Corporation

51 West 52nd Street

New York, New York 10019

Dear Mr. Redstone:

Reference is made to your employment agreement with CBS Corporation, a Delaware corporation (“CBS” or the “Company”), dated December 29, 2005 (your “Employment Agreement”). This letter expresses our agreement concerning the amendment of your Employment Agreement. Capitalized terms used in this letter agreement without definition have the meanings assigned to them in the Employment Agreement.

1.            Salary. Effective with the first regular pay period that begins after the date of this letter agreement (the first day of such pay period being the “Transition Date”), paragraph 2(a) of your Employment Agreement is amended in its entirety to read as follows:

“For all services rendered by you in any capacity hereunder, CBS will pay you base salary at the rate of One Million Dollars ($1,000,000) per annum. The Compensation Committee will review your salary at least annually and may award you merit increases (but may not decrease your salary, including as it may be increased from time to time), provided, however, that through the end of calendar year 2011, any such merit increase will require the approval of at least two-thirds of the independent members of the Board. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. The amount of annual base salary actually paid to you will be reduced to the extent you elect to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company. Your annual base salary payable hereunder, without reduction for any amounts deferred as described in the preceding sentence, is referred to herein as the “Salary”. CBS shall pay the portion of the Salary not deferred at your election in accordance with its generally applicable payroll practices for senior executives, but not less frequently than in equal monthly installments.”

2.            Deferred Compensation. As of the Transition Date, you will cease to earn Deferred Compensation under paragraph 2(b) of your Employment Agreement, and no further amounts of Deferred Compensation will be credited on your behalf. Additional provisions relating to your Deferred Compensation Account (as defined below) are set forth at paragraph 6 of this letter.

NYDOCS01/1118794.10

Sumner M. Redstone

March 13, 2007

3.            Bonus Compensation. Effective January 1, 2007, paragraph 2(c)(iii) of your Employment Agreement is amended in its entirety to read as follows:

“In addition to your Salary, you shall be eligible to earn an annual bonus for each calendar year starting 2007 and continuing through 2011, determined and payable as follows (the “Bonus”). Your target bonus for each calendar year shall be Three Million Five Hundred Thousand Dollars ($3,500,000); provided that the Compensation Committee will review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the same; and provided, further, that through the end of calendar year 2011, any such increase will require the approval of at least two-thirds of the independent members of the Board. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of performance goal(s) referred to in paragraph 2(c)(i), your actual Bonus may be less than, greater than or equal to the Target Bonus. In no event, however, will your Bonus for any calendar year be greater than two (2) times the Target Bonus, consistent with the Company’s incentive plan for performance-based compensation under Section 162(m) of the Internal Revenue Code.”

4.            Long-Term Incentive Compensation: Annual Award of Stock Options. A new paragraph 2(d)(iii) is added to your Employment Agreement as follows:

“(iii)      Beginning with 2007 and continuing through 2011, you will receive an annual award of stock options with a value, determined in the same manner as customarily used for stock option awards to Company executives, of Three Million Dollars ($3,000,000). Each award of stock options will have a per share exercise price equal to the closing price of CBS’s Class B Common Stock (the “Shares”) on the New York Stock Exchange on the date of grant and will vest in four equal annual installments on the first four anniversaries of the grant date assuming that your employment with CBS continues through the relevant vesting date (but subject to accelerated vesting if your employment terminates by reason of your death or incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP)). Each annual award of stock options pursuant to this paragraph 2(d)(iii) will be made to you at the same time that CBS awards stock options to its other senior executives, but no later than May 1 of each calendar year; provided, however, that because the Transition Date will occur after CBS has awarded stock options for 2007 to its other senior executives, then your award for 2007 shall automatically be made following the close of the market on the third trading day following the Company’s public announcement of the arrangements set forth in this letter agreement. Except as otherwise provided herein, your stock options will have exercisability, expiration and other terms and conditions that conform to CBS standard practices for stock options awarded to senior executives and that are no less favorable to you than the terms applicable to any other senior executive of CBS awarded time-vested stock options at the same time.”

Sumner M. Redstone

March 13, 2007

5.            Long-Term Incentive Compensation: Performance Share Units. A new paragraph 2(d)(iv) is added to your Employment Agreement as follows:

“(iv)      Beginning with calendar year 2007 and continuing through 2011, you will also receive an annual award of performance share units (“PSUs”) under the LTMIP. PSUs are notional units of measurement and represent the right to receive a number of Shares determined on the basis of the performance of the Shares in comparison to the performance of the common stock of companies comprising the Standard & Poor’s 500 Composite Index (the “S&P 500”) (as adjusted as described below), on the terms and conditions set forth in this Agreement.

(1)          Awards of PSUs will automatically be made to you as of January 1 of each year 2007 through 2011, inclusive (each a “Grant Date”), with the first award being made as of January 1, 2007. The target amount of Shares for each annual award of PSUs (the “Target Award”) will be determined by dividing Three Million Dollars ($3,000,000) by the average closing price of the Shares on the New York Stock Exchange (or other principal stock exchange on which the Shares are then listed) for the 10 trading days prior to the Grant Date, rounded up to the nearest whole Share. The date as of which the number of Shares to be received under each award shall be computed (that award’s “Determination Date”) will be the December 31 immediately preceding the third anniversary of the Grant Date (including for awards the third anniversary of whose Grant Date will occur after the termination of your employment), provided, however, that in the event your employment with CBS terminates in a Qualifying Termination (as defined below) prior to the third anniversary of the Grant Date of an award of PSUs, the Determination Date for such award will be the effective date of your termination of employment. (By way of illustration, except in the case of a Qualifying Termination the Determination Date for your award of PSUs for 2007 will be December 31, 2009.) Each award of PSUs will be forfeited in full, and no Shares will be delivered to you in connection therewith, if your employment with CBS terminates before the Determination Date for the award for any reason other than a Qualifying Termination.

(2)          Valuation of PSUs. As of the Determination Date for an award of PSUs, the TSR (as defined below) of the Shares over the relevant Measurement Period (as defined below) will be measured against the TSR of the common stock of the companies comprising the Reference Group (as defined below) over the same Measurement Period. Subject to paragraph 2(d)(iv)(3), the percentile ranking of the TSR of the Shares as compared to the companies comprising the Reference Group will be used to calculate the number of Shares that you will receive, in accordance with the following schedule (the “Schedule”).

Sumner M. Redstone

March 13, 2007

Schedule
• If CBS achieves less than the 25th percentile TSR, the award of PSUs will be forfeited
• If CBS achieves the 25th percentile TSR, the number of Shares to be delivered under the award will be 25% of the Target Award
• If CBS achieves the 50th percentile TSR, the number of Shares to be delivered under the award will be 100% of the Target Award

•             If CBS achieves the 100th percentile TSR (that is, if it is the first ranked company in the Reference Group for TSR), the number of Shares to be delivered under the award will be 300% of the Target Award

For CBS achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of Shares to be delivered will be interpolated between the respective Shares delivered at such percentiles. For example, if CBS were to achieve the 70th percentile TSR, the number of Shares to be delivered would be 180% of the Target Award.

(3)          OIBDA Valuation Rule. Notwithstanding the valuation principles set forth in paragraph 2(d)(iv)(2), if, for the Measurement Period for any award of PSUs, (x) CBS achieves less than the 50th percentile TSR, and (y) its operating income before depreciation and amortization (“OIBDA”) exceeds a hurdle specified by the Compensation Committee, then the number of Shares to be delivered under the award will equal the arithmetic average of the Target Award and the number of Shares that would be received under the award pursuant to the Schedule, rounded up to the nearest whole Share. For these purposes, OIBDA will be calculated in a manner consistent with the Company’s Senior Executive Short-Term Incentive Plan, and the hurdle applicable to any Award of PSUs will be established and approved by the Compensation Committee no later than September 30 of the year in which occurs the Grant Date of such PSUs (it being understood that the Committee’s intention is to establish the hurdle by any deadline required by Section 162(m) of the Internal Revenue Code). The OIBDA hurdle will take into account, in a manner determined by the Compensation Committee, OIBDA throughout the Measurement Period and not just for a limited part of the Measurement Period (considering, for example and not by way of limitation, trends in OIBDA over the Measurement Period, or cumulative OIBDA during the Measurement Period, rather than, for example, considering only

Sumner M. Redstone

March 13, 2007

OIBDA for a single year of the Measurement Period) and will be consistent with the strategic plan for the Company approved by the Board.

(4)          Shares delivered in settlement of a PSU award will be delivered as follows:

a.            If CBS achieves at least the 50th percentile TSR, Shares will be delivered no later than four (4) weeks following the Determination Date for such award; and

b.            If CBS does not achieve at least the 50th percentile TSR, (I) a number of shares determined pursuant to the Schedule will be delivered no later than four (4) weeks following the Determination Date and (II) any incremental Shares to which you are entitled by virtue of paragraph 2(d)(iv)(3) will be delivered on the second business day following the delivery of CBS’s audited financial statements in respect of the last year of the applicable Measurement Period (so that it can be determined whether or not CBS attained the OIBDA hurdle in respect of such award).

All Shares delivered in settlement of PSUs shall be fully vested and non-forfeitable and registered on Form S-8 or a different registration statement of similar import. You may elect to satisfy required tax withholding in respect of the delivery of such Shares by having CBS withhold from such delivery Shares having a fair market value equal to the amount of such required withholding.

(5)          Definitions. For purposes of this paragraph 2(d)(iv), the following definitions shall apply:

a.            The “Measurement Period” for each award of PSUs will begin on the Grant Date for the Award (which shall always be January 1) and end on the December 31 immediately prior to the third anniversary of the Grant Date; provided, however, that if your employment with CBS terminates in a Qualifying Termination, the Measurement Period (X) for each of your awards of PSUs will be the period beginning on the later of (a) January 1, 2007 and (ß) the date that is three years before the effective date of your Qualifying Termination and ending in either case on the effective date of your Qualifying Termination.

By way of illustration: if you were to experience a Qualifying Termination on June 30, 2009, you would have outstanding PSU awards for 2007, 2008 and 2009, and the Measurement Period for each such award would be the period from January 1, 2007 through June 30, 2009. If you were to experience a Qualifying Termination on March 1, 2011, you would have outstanding PSU awards for 2009, 2010 and 2011 (your awards for 2007 and 2008 would previously have been valued and settled), and the

Sumner M. Redstone

March 13, 2007

Measurement Period for each such award would be the period from March 1, 2008 through March 1, 2011.

b.            Your employment with CBS will be considered to have terminated in a “Qualifying Termination” if your employment terminates by reason of your death or your incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP).

c.            “Reference Group” means, with respect to any award of PSUs, all companies whose common stock is included in the S&P 500 at the start of the Measurement Period for that award (other than (I) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events changing the identity and nature of the company and (II) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (I) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

d.            “TSR” means for the Shares and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the relevant Measurement Period as measured by dividing (i) the sum of (A) each company’s cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Measurement Period (calculated on the basis of the average closing prices over the 20-day trading period immediately prior to the first day of the Measurement Period and the average closing prices over the 20-day trading period immediately prior to the relevant Determination Date, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Compensation Committee may designate from time to time)); by (ii) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. TSR will be determined by the Compensation Committee in a manner consistent with this definition. For purposes of computing TSR, if a company has more than one class of common stock outstanding then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s TSR shall be computed using the aggregate values of and distributions on all such classes

Sumner M. Redstone

March 13, 2007

(6)          Other Terms and Conditions. CBS’s PSU program is currently under development and review by the Compensation Committee and may be made available to other senior executives of the Company. You acknowledge and agree that the program as definitively approved by the Compensation Committee may include terms and conditions in addition to those set forth in this Agreement, and that such terms and conditions may apply to PSUs awarded to you pursuant to this Agreement. You will participate in the discussions leading to finalization of the program, and the definitive terms and conditions approved by the Compensation Committee will be no less favorable to you than to the Company’s other senior executives. Notwithstanding the above, no such new terms and conditions will apply to you, without your written consent, to the extent they would make the payout in respect of your PSUs more difficult to attain or reduce the amount attainable thereof pursuant to the terms of this paragraph 2(d)(iv).

(7)          No Awards Following Termination of Employment. For the avoidance of doubt, it is noted that you will not be entitled to any annual awards of stock options or of PSUs following termination of your employment with CBS for any reason.”

6.	Conversion of Deferred Compensation Account.

(a)          Following the close of the market on the third trading day following the Company’s public announcement of the arrangements set forth in this letter agreement (the “Exchange Date”), 100% of the amount credited to the bookkeeping account maintained on your behalf with respect to the Deferred Compensation provided under paragraph 2(b) of your Employment Agreement (the “Deferred Compensation Account”), determined as of the close of business on the Exchange Date, will be valued as though it were invested in appreciation rights (“Option Equivalents”) on the following terms and conditions:

(i)           Each Option Equivalent will correspond to one share of CBS Class B common stock (the “Shares”) and, when notionally exercised, will result in a credit to your Deferred Compensation Account calculated as provided in paragraph (iv) below. The exercise price of the Option Equivalents (the “Exercise Price”) will be the closing price of the Shares on the New York Stock Exchange on the Exchange Date. Option Equivalents will enable you to realize value only to the extent that, on the date of your notional exercise, the closing price of the Shares is greater than the Exercise Price. There is no guarantee that you will ultimately be able to realize any value from the Option Equivalents, as there can be no guarantee concerning the future trading price of the Shares.

(ii)          The Option Equivalents that will be credited to your Deferred Compensation Account on the Exchange Date will have an aggregate value, determined under FAS 123(R) in the same manner used for valuing employee stock options for purposes of the Company’s financial statements, as the balance of your Deferred Compensation Account at the close of business on the Exchange Date.

Sumner M. Redstone

March 13, 2007

(iii)        The Option Equivalents will vest and become exercisable on a notional basis in four equal annual installments on the first four anniversaries of the Exchange Date assuming that your employment with CBS continues through the relevant vesting date (but subject to accelerated vesting if your employment terminates by reason of your death or incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP)) and will have a term of eight years from the Exchange Date (subject to earlier termination in accordance with the terms and conditions applicable generally to stock options granted under the LTMIP to the Company’s senior executives). You may notionally exercise any or all of the Option Equivalents that have vested at any time prior to their expiration, subject to the Company’s policies on employee trading in CBS securities and to the provisions of paragraph 6(b) of this letter agreement. Any notional exercise of Option Equivalents must be made in accordance with procedures established by the Company from time to time, including any requirements concerning the form and timing of notice of exercise and pre-clearance. The Company’s procedures concerning notional exercise of Option Equivalents will, to the extent practicable, be consistent with its procedures concerning exercise of stock options by senior executives.

(iv)         When you notionally exercise any Option Equivalents, the Deferred Compensation Account will be credited with the Intrinsic Value (as defined below) of the Option Equivalents exercised, determined as of the date of exercise. The amount credited to the Deferred Compensation Account as a result of such exercise will be allocated to the notional investments available for the Deferred Compensation Account, and shall thereafter periodically be credited (or debited) with deemed positive (or negative) return based on the performance of such notional investments, in the manner provided for in paragraph 2(b) of your Employment Agreement.

(b)	In the event that:

(i)           within one year of the Exchange Date CBS announces a recapitalization, reorganization, merger, consolidation, split up, spin off, combination, or other similar corporate event out of the ordinary course (a “Transaction”); and

(ii)          as of the closing of the Transaction, the Option Equivalent Balance (as defined below) exceeds the Adjusted Original Account Balance (as defined below),

then the following shall apply:

(1)           the conversion of the Deferred Compensation Account described herein shall be reversed, and the balance of the Deferred Compensation Account shall be restored to equal the Adjusted Original Account Balance;

(2)          the awards of stock options and PSUs made to you in respect of 2007 and, if applicable, 2008 will be cancelled in their entirety;

Sumner M. Redstone

March 13, 2007

(3)          the Salary will be restored retroactively to $1.75 million as of the Transition Date;

(4)          your Target Bonus for 2007 and subsequent years will be reestablished at $6.1 million (subject to adjustment), with the actual amount of your Bonus for any year determined by the Compensation Committee in accordance with the Senior Executive STIP as provided in paragraph 2(c)(i) of the Employment Agreement; and

(5)          you will recommence earning Deferred Compensation as provided in paragraph 2(b) of your Employment Agreement retroactively to the Transition Date.

(iii)        The Compensation Committee shall have the exclusive authority to determine whether the requirements of subparagraphs (i) and (ii) above have been met.

(iv)         If, as of the closing of the Transaction, the Option Equivalent Balance is equal to or less than the Adjusted Original Account Balance, no change shall be made to the terms of the Option Equivalents or other arrangements provided for herein.

(c)          If the New York State Supreme Court, in the action entitled In re Viacom Inc. Shareholder Derivative Litigation, fails to approve a definitive settlement agreement reached between the plaintiffs and defendants in such action, or if such approval is reversed on appeal, then this letter agreement shall terminate upon written notice thereof given by either the Company or you to the other party within 30 days of the court’s decision failing to approve such agreement or the order reversing such approval, and such termination shall have the consequences described in paragraph 6(b) as if the conditions set forth in paragraphs 6(b)(i) and 6(b)(ii) above had both been met.

(d)          In the event of your death and subject to paragraph 6(b) of this letter agreement, any unexercised Option Equivalents will automatically be considered to be notionally exercised as of the date of your death. As provided in paragraph 2(b) of the Employment Agreement, the balance of your Deferred Compensation Account (including any amount resulting from notional exercises of Option Equivalents) will be distributed to your beneficiary or estate in January of the year following the year in which your death occurs, subject to any different payment election that you make as provided in paragraph 6(e) below.

(e)          This Agreement does not modify the schedule for distribution of your Deferred Compensation Account. Distribution will be made as provided in paragraph 2(b) of your Employment Agreement; provided, however, that such distribution schedule may be amended as irrevocably elected by you in such manner as does not cause an acceleration of taxation, or imposition of interest and penalties, under Section 409A or any other provision of the Internal Revenue Code; and provided, further, that any distribution schedule that you so elect may not provide for distributions to begin earlier than the fifth anniversary of the Exchange Date (subject to earlier distribution in the event of your death).

Sumner M. Redstone

March 13, 2007

(f)	As used herein, the following terms are defined as follows:

(i)           “Adjusted Original Account Balance” means the balance of the Deferred Compensation Account as of the Exchange Date, plus any amount of Deferred Compensation that would have been credited to the Deferred Compensation Account after the Exchange Date through the closing date of the Transaction if the amendment set forth in paragraph 2 of this letter agreement had not been made, all adjusted for the return (positive or negative) that such Account would have earned through the closing date of the Transaction if the conversion had not occurred and the Deferred Compensation Account had remained allocated to the same notional investments to which it was allocated as of the date of this letter agreement.

(ii)          “Intrinsic Value” of the Option Equivalents as of any date of determination means the positive difference, if any, between the closing price of the Shares on the New York Stock Exchange on such date and the exercise price of the Option Equivalents. If as of any date of determination, the exercise price of the Option Equivalents equals or exceeds the closing price of the Shares on the New York Stock Exchange on that date, the Intrinsic Value shall be zero.

(iii)	“Option Equivalent Balance” means the sum of:

(1)          the amount, based on the price per Share (or the value of other consideration) to be received by holders of outstanding Shares in a Transaction, that would be credited to the Deferred Compensation Account if you exercised all of your remaining Option Equivalents as of the closing date of the Transaction; plus

(2)          any balance in the Deferred Compensation Account attributable to amounts realized on notional exercise of Option Equivalents (adjusted for the return (positive or negative) earned thereon through the closing date of the Transaction).

7.            Employment Agreement Remains in Effect. Except as expressly provided for herein, your Employment Agreement continues in full force and effect in accordance with its terms.

Sumner M. Redstone

March 13, 2007

If the foregoing correctly sets forth our understanding, please sign, date and return this letter and return it to the undersigned for execution on behalf of CBS. After this letter has been executed by CBS and a fully executed copy returned to you, it shall constitute a binding agreement between us.

CBS CORPORATION

By	/s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President &
General Counsel

ACCEPTED AND AGREED:

/s/ Sumner M. Redstone
Sumner M. Redstone